Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three months ended March 31, 2021 and Declares Quarterly Dividend

Morrisville, VT April 21, 2021 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months ended March 31, 2021 and declared a regular quarterly cash dividend. Consolidated net income for the first quarter was $2.9 million, or $0.64 per share compared to $2.2 million, or $0.49 cents per share, for the same period in 2020, an increase of $680 thousand, or 30.9%.
The increase in net income for the comparison period was led by an increase of $893 thousand in net interest income. Interest income was $9.5 million for the three months ended March 31, 2021 compared to $9.0 million for the comparable period in 2020, an increase of $537 thousand, or 6.0%, due to higher volumes of interest earning assets partially offset by lower average yields. Conversely, despite higher customer deposit balances, interest expense decreased $356 thousand, or 24.5%, to $1.1 million for the three months ended March 31, 2021 compared to $1.5 million for the comparable period in 2020 attributable to lower interest rates.
The provision for loan losses was $150 thousand for the three months ended March 31, 2021 compared to $300 thousand for the comparable quarter in 2020. Net recoveries were $8 thousand as of March 31, 2021 compared to net charge-offs of $31 thousand for the comparable period in 2020.
Noninterest income was $2.6 million for the three months ended March 31, 2021 compared to $2.5 million for the three months ended March 31, 2020, an increase of $103 thousand, or 4.1%. Sales of qualifying residential loans to the secondary market for the first quarter of 2021 were $29.7 million resulting in net gains on sales of $894 thousand, compared to sales of $42.4 million and net gains on sales of $812 thousand for the first quarter of 2020. Noninterest expenses increased $281 thousand, or 3.9%, during the comparison periods due to increases of $187 thousand in employee benefits, $58 thousand in equipment expenses, and $111 thousand in other expenses, partially offset by decreases of $38 thousand in salaries and wages, and $37 thousand in occupancy expenses.
Total assets were $1.1 billion as of March 31, 2021 compared to $883.1 million as of March 31, 2020, an increase of $221.2 million, or 25.1%. Asset growth in 2020 was fueled by participation in the Paycheck Protection Program ("PPP") and elevated cash levels due to a surge in customer deposits. Participation in PPP continued in 2021 with $26.7 million in new PPP loan originations through March 31, 2021.
Total loans outstanding as of March 31, 2021 were $841.7 million, which included $40.2 million in loans held for sale, compared to $694.0 million as of March 31, 2020, with $16.5 million in loans held for sale. In addition to loan growth, investment securities, including interest bearing deposits in other banks increased $61.7 million from March 31, 2020 to March 31, 2021. Total deposits increased to $1.0 billion as of March 31, 2021 compared to $736.1 million as of March 31, 2020, an increase of $271.8 million, or 36.9%. Customer deposit balances have increased due in part to federal stimulus to businesses and consumers and a shift in consumer spending habits resulting from the COVID-19 pandemic.
The Company had total equity capital of $79.8 million and a book value per share of $17.81 as of March 31, 2021 compared to $73.8 million and $16.50 per share as of March 31, 2020.
The Board of Directors declared a cash dividend of $0.33 per share for the quarter payable May 6, 2021 to shareholders of record as of May 1, 2021.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 20 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.